EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
June 2, 2006
To the Board of Directors and Stockholders
Visteon Corporation
Van Buren Township, Michigan
We consent to the incorporation, by reference in the Registration Statement No. 333-39756 on Form S-8 of Visteon Corporation, of our report dated June 2, 2006, with respect to the statements of net assets available for plan benefits of the Visteon Investment Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2005, and the related supplemental schedule of assets held for investment purposes as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Visteon Investment Plan.
/s/ GEORGE JOHNSON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan